DIRECTORS POWER OF ATTORNEY

City of Minneapolis
State of Minnesota

Each of the undersigned, as directors of the below listed open-end management investment companies that previously have filed registration statements and amendments thereto pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940 with the Securities and Exchange
Commission:

                                           1933 Act              1940 Act
                                           Reg. Number           Reg. Number
Strategist Growth Fund, Inc.               33-63905              811-7401
Strategist Growth and Income Fund, Inc.    33-63907              811-7403
Strategist Income Fund, Inc.               33-60323              811-7305
Strategist Tax-Free Fund, Inc.             33-63909              811-7407
Strategist World Fund, Inc.                33-63951              811-7405

hereby constitutes and appoints James A. Mitchell,  Eileen J. Newhouse, or Heidi
S. Brommer as her or his attorney-in-fact and agent, to sign for in her or his name, place and stead any and all further amendments to said registration statements filed pursuant to said Acts and any rules and regulations thereunder, and to file such amendments with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting to either of them the full power and authority to do and perform each and every act required and necessary to be done in connection therewith.

Dated this 19th day of April, 1999.


/s/  Rodney P. Burwell
     Rodney P. Burwell

/s/  Jean B. Keffeler
     Jean B. Keffeler

/s/  Thomas R. McBurney
     Thomas R. McBurney

/s/  James A. Mitchell
     James A. Mitchell

/s/  John R. Thomas
     John R. Thomas